Press Release

Investor Relations:	Media Relations:
Lisa M. Wilson	Tim Sullivan
In-Site Communications, Inc.	Dan Klores Communications
(212) 759-3929	(212) 981-5234
lwilson@insitecony.com	tim_sullivan@dkcnews.com

HYTHIAM ANNOUNCES FIRST QUARTER RESULTS

LOS ANGELES, CALIFORNIA — May 12, 2008 — Hythiam, Inc. (NASDAQ:HYTM) today announced financial results for the first quarter ended March 31, 2008, which include the consolidated results from Comprehensive Care Corporation (CompCare).

For the 2008 first quarter, the Company reported revenues of $11.3 million, which includes $2.0 million in revenues from Hythiam’s healthcare services business and $9.3 million in revenues from CompCare’s operations, compared to consolidated revenues of $8.9 million in the first quarter of 2007, which included $1.25 million in healthcare services revenues.  The 60% increase in Hythiam’s healthcare services revenues, compared to the first quarter of last year, was attributable to the increase in the number of patients treated at the Company’s U.S. licensed sites, managed treatment centers and international operations. There were a total of 230 patients treated with the PROMETA Treatment Program in the first quarter of 2008 compared to 155 patients in the first quarter of 2007.  During the first quarter of 2008, there were 40 licensee sites contributing to revenues, versus 30 in the same period last year.

As of March 31, 2008, the Company had consolidated cash, cash equivalents, and marketable securities of approximately $35 million, including $4 million held by CompCare.

In January 2008, the Company streamlined its healthcare services operations to focus on managed care opportunities, reducing cash operating expenses by 25% to 30% for the remainder of the year.  In April 2008, the Company took further action to streamline its operations by reducing operating costs an additional 20% to 25%.   The Company had approximately $10.7 million of cash operating expenses for its healthcare services operations in the first quarter of 2008, including a total of $2.4 million for one-time severance payments and clinical study expenses that will decline significantly throughout the remainder of 2008.

“Adding to our current private-pay revenue base is the potential for new agreements from health plans, self-insured employers, unions and other third-party payers,” said Terren Peizer, Hythiam's Chairman and CEO.  “Our recently announced agreement with CIGNA HealthCare to be reimbursed for providing a PROMETA-based substance dependence treatment program in Texas is a key validation of our integrated care approach.  The program will initially be offered through a Hythiam-managed treatment center in Dallas, and will not require any significant infrastructure investment by the Company to support the agreement.  We anticipate and look forward to expanding into Houston after Dallas is fully launched; although we anticipate expansion beyond Texas, the clinical and financial impact of the program will be assessed as it proceeds.”

Net loss for the 2008 first quarter was $10.7 million, or $0.20 per share, compared to a net loss of $10.7 million, or $0.25 per share, in the first quarter of 2007.  Included in the 2008 first quarter net loss was a $1.7 million net loss from CompCare’s operations and related purchase accounting adjustments, compared to $577,000 for CompCare in the same period in 2007.  The consolidated net loss for the 2008 first quarter included consolidated non-cash charges for depreciation, amortization and stock-based compensation expenses of $3.2 million, compared to $1.2 million for similar expenses in the year-earlier period.  The consolidated net loss for the 2008 first quarter also included a non-cash gain of $2.3 million from the change in fair value of warrant liability and $1.1 million in expenses relating to severance payments and other one-time costs incurred relating to actions taken in January 2008 to streamline the Company’s healthcare services operations.

Peizer continued, “Hythiam’s first quarter reflects our determined effort to streamline operations and reduce expenses, and to focus on offering customers our substance dependence treatment management programs, newly named as Catasys™.  In addition, the expected release of the peer-reviewed publication of Dr. Urschel’s double-blind placebo-controlled study, combined with the anticipated data from Dr. Raymond Anton’s double-blind study out of the Medical University of South Carolina on alcohol-dependent individuals and Dr. Walter Ling’s double-blind study out of UCLA on methamphetamine-dependent individuals, will provide the basis to make claims and strengthen our ability to market the PROMETA Treatment Program.

“Considering all of this momentum, we believe that our Catasys offering is in a strong position to shift the paradigm for substance dependence treatment.  We present a compelling value proposition to the healthcare industry that will produce improved patient care and clinical outcomes, while generating significant cost savings---all of this occurring at a time when the industry is searching for innovative ways to reduce health care costs in areas of their membership that were not previously contemplated,” concluded Peizer.

BUSINESS OUTLOOK
The Company anticipates that new agreements from health plans, self-insured employers, unions and other third-party payers will add to the current private-pay revenue base and result in higher revenues for 2008 over 2007.  Hythiam expects to spend cash of $7.7 million, $6.6 million and $5.6 million in each of the consecutive remaining quarters in fiscal year 2008, compared to an average of $11.5 million per quarter in 2007 in its healthcare services operations.  Projected cash operating expenses at the end of fiscal year 2008 will be at a level sustainable into 2009.  Assuming revenues of approximately $2 million per quarter for the remainder of 2008 from its private-pay business, and without considering any additional revenues from managed care opportunities, the Company projects a net cash burn down to $3.6 million in the fourth quarter of fiscal year 2008.

Interested parties are invited to listen to the conference call today at 1:30 PM P.T. live over the Internet at http://www.hythiam.com or http://www.vcall.com. The call is also available by dialing (877) 407-8031, or for international callers (201) 689-8031.   A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com.  A telephonic replay will also be available until 11:59 p.m. PT on June 12, 2008, by dialing (877) 660-6853 or (201) 612-7415, and entering account number 286 and the conference code 284227.

About the PROMETA® Treatment Program
Hythiam's PROMETA Treatment Program is designed for use by health care providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs.  The PROMETA Treatment Program includes nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider.  As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.  To learn more, please visit www.prometainfo.com.

About Hythiam®
Hythiam, Inc. provides behavioral health management services to health plans, employers, criminal justice, and government agencies through a network of licensed and company managed healthcare providers.  The company approaches the management of behavioral health disorders with a focus on using the latest medical and health technology towards improved outcomes and out-patient treatment.  Hythiam also researches, develops, licenses and commercializes innovative and proprietary physiological, nutritional, and behavioral treatment programs.  Hythiam offers disease management for substance dependence built around its patented PROMETA Treatment Program for alcoholism and dependence to stimulants.  The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is available only through licensed treatment providers and company managed treatment centers.   Hythiam does not practice medicine or

manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA Treatment Program.  For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Hythiam, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007

Revenues:
Behavioral health managed care services	$9,333	$7,606
Healthcare services	2,006	1,251
Total revenues	11,339	8,857

Operating Expenses:
Behavioral health managed care expenses	9,739	7,153
Cost of healthcare services	481	336
General and administrative expenses	12,132	10,582
Research and development	1,358	1,011
Depreciation and amortization	703	547

Total operating expenses	24,413	19,629

Loss from operations	(13,074)	(10,772)

Interest income	441	512
Interest expense	(332)	(473)
Change in fair value of warrant liability	2,267	-

Loss before provision for income taxes	(10,698)	(10,733)

Provision for income taxes	13	10

Net loss	$(10,711)	$(10,743)

Basic and diluted net loss per share	$(0.20)	$(0.25)

Weighted number of shares outstanding	54,366	43,841

Hythiam, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2008	2007

ASSETS

Cash and cash equivalents	$11,166	$11,149
Marketable securities, at fair value	23,703	35,840
Restricted cash	81	39
Receivables, net	2,203	1,787
Notes receivable	100	133
Prepaids and other current assets	1,088	1,394
Total Current Assets	38,341	50,342

Property and equipment, net	4,374	4,291
Goodwill	10,491	10,557
Intangible assets, net	4,624	4,836
Deposits and other assets	656	620

Total Assets	$58,486	$70,646

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$4,042	$4,038
Accrued compensation and benefits	1,868	2,860
Accrued liabilities	2,154	2,030
Accrued claims payable	5,552	5,464
Short-term debt	4,851	4,742
Income taxes payable	97	94
Total Current Liabilities	18,564	19,228

Long-term debt	2,078	2,057
Accrued reinsurance claims payable	2,526	2,526
Warrant liability	531	2,798
Other long-term liabilities	595	773
Total Liabilities	24,294	27,382

Stockholders' equity	34,192	43,264

Total Liabilities and Stockholders' Equity	$58,486	$70,646